Exhibit 99.1

August 17, 2010

Tofutti Press Release

Company Contact:               Steve Kass
Chief Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES SECOND QUARTER
 AND SIX MONTH RESULTS

Cranford, New Jersey  -- August 17, 2010 -- TOFUTTI BRANDS INC. (NYSEAMEX Symbol: TOF) today announced its results for the thirteen and twenty-six week periods ended July  3, 2010.

The Company reported net sales for the thirteen weeks ended July 3, 2010 of  approximately $4.5 million compared with net sales of $5.2 million for the thirteen weeks ended June 27, 2009.   Sales were negatively impacted in the thirteen weeks ended July 3, 2010 because of timing issues with respect to approximately $300,000 in orders from our largest customer which were shipped during the third quarter this year while in 2009 the orders were shipped in the second quarter.  Sales were also negatively impacted due to an error of $148,000 in reporting first quarter sales. Net sales for the twenty-six week period ended July 3, 2010 decreased to approximately $9.1 million from approximately $9.4 million  for the twenty-six week period ended June 27, 2009.

         For the thirteen week period ended July 3 , 2010, the Company reported a loss of $72,000 before an income tax benefit of $30,000 compared to income before income taxes of $164,000  for the thirteen week period ended June 27, 2009.  The Company reported income before income taxes of $403,000 for the twenty-six week period ended July 3, 2010 compared to income before income taxes of $417,000 for the twenty-six week period ended June 27, 2009.

         The Company recorded a net loss of $42,000 ($0.01 per share on a basic and diluted basis) for the thirteen weeks ended July 3, 2010 compared to net income of  $98,000 ($0.02 per share on a basic and diluted basis) for the thirteen weeks ended June 27, 2009. Net income for the twenty-six weeks ended July 3, 2010 was $233,000 ($0.05 per share on a basic and diluted basis) compared to  $250,000 ($0.05 per share on a basic and diluted basis) for the twenty-six weeks ended June 27, 2009.

         As of July 3, 2010, the Company had cash and cash equivalents of approximately $1.3 million  and working capital of  approximately $4.3 million compared to cash and cash equivalents of  approximately $1.4 million  and working capital of approximately $4.1 million at January 2, 2010.

         Mr. David Mintz, Chairman and Chief Executive Officer of the Company stated, " Our second quarter results reflect the headwinds we are facing in the frozen dessert market as frozen dessert sales have come under considerable consumer pressure. Despite the difficulties in the marketplace, we are essentially holding our own and we look to improved results later this year and into 2011 based on our planned new product introductions.  As announced at our annual meeting in June, we have developed  three new dairy-free food products. We will soon release the first commercially available nondairy and gluten-free ricotta cheese product, which is expected to reach grocers’ shelves in the fourth quarter of this year. We also intend to release what we believe will be the first dairy-free, sugar-free, frozen dessert than incorporates Stevia as the sweetening agent and a newly re-formulated frozen pizza with a dairy-free, trans fat-free cheese topping. We expect that the latter two products will be commercially available around the new year."

TOFUTTI BRANDS INC. is principally involved in the development, production and marketing of TOFUTTI brand soy-based, dairy-free frozen desserts, soy-based dairy free cheese products and other soy-based, dairy-free food products.  TOFUTTI products are sold in grocery stores, supermarkets, health and convenience stores throughout the United States and in approximately twenty-five other countries.

Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

             TOFUTTI BRANDS INC.
Condensed Statements of Operations
(in thousands, except per share figures)

	Thirteen weeks ended July 3, 2010	Thirteen weeks ended June 27, 2009	Twenty-six weeks ended July 3, 2010	Twenty-six weeks ended June 27, 2009

Net sales	$4,504	$5,229	$9,095	$9,407
Cost of sales	3,334	3,793	6,311	6,601
Gross profit	1,170	1,436	2,784	2,806
Operating expenses	1,242	1,272	2,381	2,389
Income (loss) before income taxes	(72)	164	403	417
Income tax (benefit) expense	(30)	66	170	167
Net income (loss)	$(42)	$98	$233	$250
Weighted average common shares outstanding:
Basic and diluted	5,177	5,176	5,177	5,178
Net income (loss) per common share:
Basic and diluted	$(0.01)	$0.02	$0.05	$0.05

TOFUTTI BRANDS INC.
Condensed Balance Sheets
(in thousands, except share figures)

	July 3, 2010	January 2, 2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,292	$1,413
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $418 and $538, respectively	2,091	1,461
Inventories	1,825	1,931
Prepaid expenses	1	13
Refundable income taxes	91	252
Deferred income taxes	299	299
Total current assets	5,599	5,369

Fixed assets, net of accumulated amortization of $36 and $33	12	15
Other assets	16	16
	$5,627	$5,400

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$ 549	$164
Accrued expenses	469	616
Accrued officers’ compensation	250	500
Total current liabilities	1,268	1,280

Stockholders’ equity:
     Preferred stock - par value $.01 per share;
         authorized 100,000 shares, none issued
     Common stock - par value $.01 per share;
         authorized 15,000,000 shares, issued and
         outstanding 5,176,678 shares at July 3, 2010
         and 5,176,678 shares at January 2, 2010
	-- 52	-- 52
Retained earnings	4,307	4,068
Total stockholders’ equity	4,359	4,120
Total liabilities and stockholders’ equity	$5,627	$5,400